CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 29, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of Third Avenue Variable Series Trust - Third Avenue Value Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP 1177 Avenue of the Americas New York, New York 10036 February 27, 2001